RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated January 11, 2016

Pricing Supplement Dated January __, 2016 to the Product
Prospectus Supplement ERN-ETF-1 Dated January 11,
2016, Prospectus Supplement Dated January 8, 2016, and
Prospectus Dated January 8, 2016

$_________ Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due January 20, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Enhanced Return Notes (the “Notes”) linked to the performance of an equally weighted basket (the “Basket”) of four ETFs comprised of the Healthcare Sector SPDR® Fund (1/4), the Technology Select Sector SPDR® Fund (1/4), the Consumer Discretionary Select Sector SPDR® Fund (1/4), and the Consumer Staples Select Sector SPDR® Fund (1/4).
The CUSIP number for the Notes is 78012KKS5. The Notes provide a 125% leveraged return if the Percentage Change of the Basket is positive, subject to the Maximum Redemption Amount of [114%-116%] (to be determined on the pricing date) of the principal amount of the Notes. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the level of the Basket between the Pricing Date and the Valuation Date. Any payments on the Notes are subject to our credit risk.
Issue Date: January 20, 2016
Maturity Date: January 20, 2017
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement dated January 11, 2016, and “Selected Risk Considerations” on page P-6 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The initial estimated value of the Notes as of the date of this terms supplement is $962.59 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $942.59 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $20.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $20.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-19 below.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC
Reference Asset:
The Notes are linked to the level of an equally weighted basket (the “Basket”) of four ETFs (each, a “Basket Component,” collectively, the “Basket Components”).  The Basket Components and their respective Component Weights are indicated in the table below.

Currency:	U.S. Dollars
Denominations	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	January 14, 2016
Issue Date:	January 20, 2016
CUSIP:	78012KKS5
Valuation Date:	January 17, 2017
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.     Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and

2      Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is zero or negative, then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change)]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Change for each Basket Component. The Weighted Component Change for each Basket Component will be determined as follows:

Initial Level:	The closing price per share of a Basket Component on the Pricing Date.
Final Level:	The closing price per share of a Basket Component on the Valuation Date.
The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Level
	The Health Care Select Sector SPDR® Fund (the “XLV”)	XLV	1/4
	Technology Select Sector SPDR® Fund (the “XLK”)	XLK	1/4
	Consumer Discretionary Select Sector SPDR® Fund (the “XLY”)	XLY	1/4
	Consumer Staples Select Sector SPDR® Fund (the “XLP”)	XLP	1/4

P-2	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
Leverage Factor:	125%
Maximum Redemption Amount:	[114% - 116%] multiplied by the principal amount (to be determined on the Pricing Date)
Maturity Date:	January 20, 2017, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 11, 2016.
Term:	One year
Principal at Risk:	The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if there is a decrease from the Initial Level to the Final Level.
Calculation Agent:	RBC Capital Markets, LLC
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 11, 2016, as modified by this terms supplement.

P-3	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 11, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016  and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January11, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated January 11, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047385/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-4	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the price of any Basket Component on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume a Leverage Factor of 125%, a Maximum Redemption Amount of 115% of the principal amount  (the midpoint of the Maximum Redemption Amount range of 114% to 116% of the principal amount), and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	5%
	Payment at Maturity:	$1,000 + ($1,000 x 5% x 125%) = $1,000 + $62.50 = $1,062.50
	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,062.50, a 6.25% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).
	Percentage Change:	30%
	Payment at Maturity:	$1,000 + ($1,000 x 30% x 125%)= $1,000 + $375 = $1,375 however, the Maximum Redemption Amount is $1,150
	On a $1,000 investment, a 30% Percentage Change results in a Payment at Maturity of $1,150, a 15% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative.
Percentage Change:
Payment at Maturity:
On a $1,000 investment, a -25% Percentage Change results in a Payment at Maturity of $750.00, a -25% return on the Notes.

P-5	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-5 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Reference Asset. You will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.
•	Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the Payment at Maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Basket Components or a security directly linked to the positive performance of the Reference Asset.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the level of the Reference Asset increases after the pricing date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.
•	There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These

P-6	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•	Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
•	The Correlation Between the Performance of each Basket Component and the Performance of its Underlying Index May Be Imperfect — The performance of each Basket Component is linked principally to the performance of its Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on each Basket Component may correlate imperfectly with the return on its Underlying Index.
•	Changes in the Level of One Basket Component May Be Offset by Changes in the Level of the Other Basket Components – A change in the level of one Basket Component may not correlate with changes in the level of the other Basket Components. The level of one Basket Component may increase, while the level of one or more of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Reference Asset as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of the other Basket Components.
•	Concentration of the Notes in a Limited Number of Industries – The equity securities held by each Basket Component are issued by companies that are in a single industry. Accordingly, the Notes represent only four of the nine sectors into which the S&P 500 Index is divided by the nine select sector indices, as discussed below. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting that industry than an investment linked to a more broadly diversified group of issuers.

P-7	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
INFORMATION REGARDING THE BASKET COMPONENTS
We have derived the following information from publicly available documents. We are not affiliated with any of the Basket Components and each Basket Component will have no obligations with respect to the Notes. This terms supplement relates only to the Notes and does not relate to any of the shares of any Basket Component or to the securities held by any Basket Component. Neither we nor RBC Capital Markets, LLC participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets, LLC has made any due diligence inquiry with respect to any Basket Component in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this terms supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any Basket Component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Basket Component could affect the value of the shares of that Basket Component on the Valuation Date and therefore could affect the Payment at Maturity.
Information provided to or filed with the SEC by each of these funds under the Securities Act of 1933 and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about their investment adviser, SSgA Funds Management, Inc. (“SSFM”) and each fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR’s website is not incorporated by reference in, and should not be considered a part of, this document.
Each fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the Basket Components, all of which are offered by the Select Sector SPDR Trust, a registered investment company.
Each fund utilizes a “replication” investment approach in attempting to track the performance of the applicable underlying index. The Basket Components typically invest in substantially all of the securities which comprise the applicable underlying index in approximately the same proportions as that index. Each fund will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.
Health Care Select Sector SPDR® Fund
The Health Care Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLV.”
The XLV seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Technology Select Sector Index. The S&P® Health Care Select Sector Index measures the performance of the health care sector of the U.S. equity market. The XLV is composed of companies whose primary line of business is directly associated with the health care sector.
Technology Select Sector SPDR® Fund
The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.”
The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Technology Select Sector Index. The S&P® Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The XLK is composed of companies whose primary line of business is directly associated with the technology sector.
Consumer Discretionary Select Sector SPDR® Fund
The Consumer Discretionary Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLY.”
The XLY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Consumer Discretionary Select Sector r Index. The S&P® Consumer Discretionary Select Sector Select Sector Index measures the performance of the consumer discretionary sector of the U.S. equity market, including retail, media, hotels, leisure, household durables, textiles, apparel, automobiles and other consumer-related industries. The XLY is composed of companies whose primary line of business is directly associated with the consumer discretionary sector.
Consumer Discretionary Select Sector SPDR® Fund
The Consumer Staples Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLP.”
The XLP seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Consumer Staples Select Sector Index. The S&P® Consumer Staples Select Sector Select Sector Index measures the performance of the consumer discretionary sector of the U.S. equity market, including the food & staples retailing, household products, food products, beverages, tobacco and personal products industries. The XLP is composed of companies whose primary line of business is directly associated with the consumer staples sector.

P-8	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
The Underlying Indices
We have derived all information contained in this document regarding the Underlying Indices, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as compilation agent for the Underlying Indices or S&P Dow Jones Indices LLC (“S&P”).
Each Underlying Index is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the sector specified above.
The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the different Select Sector Indices represent all of the companies in the S&P 500® Index.
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected by Merrill Lynch acting as Index Compilation Agent, in consultation with S&P, from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•	The Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.
•	Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.
•	S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.
•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements
Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

P-9	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of each Basket Component. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of each Basket Component. The information provided in this table is for the four calendar quarters of each of the years from 2008 to 2015 and for the period from January 1, 2016 through January 8, 2016.
We obtained the information in the charts below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Basket Components should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of any of the Basket Components. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

P-10	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017

Period Start Date	Period End Date	High Closing Price	Low Closing Price	Ending Closing Price
1/1/2008	3/31/2008	36.47	30.64	31.17
4/1/2008	6/30/2008	32.20	30.00	30.58
7/1/2008	9/30/2008	33.61	30.05	30.05
10/1/2008	12/30/2008	30.30	23.56	26.31

1/1/2009	3/31/2009	27.41	21.88	24.21
4/1/2009	6/30/2009	26.53	23.76	26.31
7/1/2009	9/30/2009	29.04	25.64	28.67
10/1/2009	12/30/2009	31.62	28.07	31.49

1/1/2010	3/31/2010	33.00	30.68	32.13
4/1/2010	6/30/2010	32.31	28.20	28.20
7/1/2010	9/30/2010	30.68	27.96	30.49
10/1/2010	12/30/2010	31.78	30.19	31.51

1/1/2011	3/31/2011	33.18	31.60	33.11
4/1/2011	6/30/2011	36.42	33.28	35.53
7/1/2011	9/30/2011	35.96	29.96	31.73
10/1/2011	12/30/2011	34.88	30.72	34.69

1/1/2012	3/30/2012	37.61	34.97	37.61
4/1/2012	6/29/2012	38.01	35.51	38.01

P-11	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
7/1/2012	9/28/2012	40.30	37.38	40.12
10/1/2012	12/31/2012	41.34	38.64	39.88

1/1/2013	3/28/2013	46.01	40.67	46.01
4/1/2013	6/28/2013	49.62	46.07	47.61
7/1/2013	9/30/2013	52.02	47.57	50.59
10/1/2013	12/31/2013	55.47	49.83	55.44

1/1/2014	3/31/2014	60.12	54.86	58.49
4/1/2014	6/30/2014	61.23	55.71	60.83
7/1/2014	9/30/2014	65.27	59.82	63.91
10/1/2014	12/31/2014	71.04	60.21	68.38

1/1/2015	3/31/2015	74.90	68.05	72.50
4/1/2015	6/30/2015	76.45	71.71	74.39
7/1/2015	9/30/2015	77.22	64.29	66.23
10/1/2015	12/31/2015	72.99	66.86	72.03

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017

Period Start Date	Period End Date	High Closing Price	Low Closing Price	Ending Closing Price
1/1/2008	3/31/2008	26.16	21.78	22.40
4/1/2008	6/30/2008	25.50	22.50	22.91
7/1/2008	9/30/2008	23.73	19.00	19.85
10/1/2008	12/30/2008	19.67	13.19	15.22

1/1/2009	3/31/2009	16.31	13.22	15.62
4/1/2009	6/30/2009	18.43	16.06	18.21
7/1/2009	9/30/2009	20.92	17.34	20.87
10/1/2009	12/30/2009	23.13	20.25	23.13

1/1/2010	3/31/2010	23.27	20.86	23.10
4/1/2010	6/30/2010	24.08	20.40	20.40
7/1/2010	9/30/2010	23.16	20.29	23.02
10/1/2010	12/30/2010	25.28	22.84	25.22

1/1/2011	3/31/2011	27.04	24.68	26.06
4/1/2011	6/30/2011	26.83	24.45	25.70
7/1/2011	9/30/2011	26.77	22.52	23.60
10/1/2011	12/30/2011	26.51	23.07	25.45

1/1/2012	3/30/2012	30.43	25.81	30.16

P-13	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
4/1/2012	6/29/2012	30.48	27.20	28.73
7/1/2012	9/28/2012	31.66	27.90	30.83
10/1/2012	12/31/2012	31.05	27.62	28.85

1/1/2013	3/28/2013	30.45	29.21	30.27
4/1/2013	6/28/2013	32.20	29.31	30.59
7/1/2013	9/30/2013	32.81	30.75	32.04
10/1/2013	12/31/2013	35.74	31.53	35.74

1/1/2014	3/31/2014	36.65	34.09	36.35
4/1/2014	6/30/2014	38.42	35.20	38.35
7/1/2014	9/30/2014	40.60	38.42	39.90
10/1/2014	12/31/2014	42.49	37.21	41.35

1/1/2015	3/31/2015	43.43	39.90	41.44
4/1/2015	6/30/2015	43.78	41.36	41.40
7/1/2015	9/30/2015	43.67	37.70	39.50
10/1/2015	1/6/2016	44.57	39.52	41.64

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017

Period Start Date	Period End Date	High Closing Price	Low Closing Price	Ending Closing Price
1/1/2008	3/31/2008	32.97	29.52	30.72
4/1/2008	6/30/2008	33.67	28.48	28.48
7/1/2008	9/30/2008	31.65	26.65	27.90
10/1/2008	12/30/2008	27.90	16.33	21.19

1/1/2009	3/31/2009	22.93	16.11	19.65
4/1/2009	6/30/2009	24.43	20.01	23.08
7/1/2009	9/30/2009	27.82	21.80	27.47
10/1/2009	12/30/2009	30.26	26.53	30.05

1/1/2010	3/31/2010	33.11	28.59	32.84
4/1/2010	6/30/2010	35.95	29.13	29.13
7/1/2010	9/30/2010	33.74	29.04	33.41
10/1/2010	12/30/2010	37.79	33.38	37.49

1/1/2011	3/31/2011	40.01	37.10	39.05
4/1/2011	6/30/2011	40.87	37.80	40.21
7/1/2011	9/30/2011	41.62	34.05	34.86
10/1/2011	12/30/2011	39.94	33.84	39.02

1/1/2012	3/30/2012	45.36	39.35	45.09

P-15	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
4/1/2012	6/29/2012	46.16	41.74	43.78
7/1/2012	9/28/2012	47.79	42.73	46.79
10/1/2012	12/31/2012	48.25	44.88	47.44

1/1/2013	3/28/2013	53.00	48.43	53.00
4/1/2013	6/28/2013	57.67	52.55	56.40
7/1/2013	9/30/2013	61.53	56.79	60.63
10/1/2013	12/31/2013	66.83	58.90	66.83

1/1/2014	3/31/2014	67.49	61.17	64.72
4/1/2014	6/30/2014	66.94	62.24	66.74
7/1/2014	9/30/2014	69.26	65.35	66.69
10/1/2014	12/31/2014	72.78	63.17	72.15

1/1/2015	3/31/2015	76.88	68.76	75.35
4/1/2015	6/30/2015	78.19	75.02	76.48
7/1/2015	9/30/2015	80.29	71.10	74.26
10/1/2015	1/6/2016	81.77	74.81	75.97

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
P-16	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017

Period Start Date	Period End Date	High Closing Price	Low Closing Price	Ending Closing Price
1/1/2008	3/31/2008	28.67	26.70	27.86
4/1/2008	6/30/2008	28.66	26.56	26.75
7/1/2008	9/30/2008	29.15	26.66	27.60
10/1/2008	12/30/2008	27.80	21.94	23.64

1/1/2009	3/31/2009	24.31	19.41	21.10
4/1/2009	6/30/2009	23.82	21.31	22.99
7/1/2009	9/30/2009	25.46	22.89	25.46
10/1/2009	12/30/2009	27.18	25.23	26.73

1/1/2010	3/31/2010	28.13	25.95	27.93
4/1/2010	6/30/2010	28.13	25.50	25.50
7/1/2010	9/30/2010	28.06	25.45	27.88
10/1/2010	12/30/2010	29.57	27.85	29.30

1/1/2011	3/31/2011	29.98	28.84	29.92
4/1/2011	6/30/2011	32.42	30.07	31.23
7/1/2011	9/30/2011	31.85	28.35	29.66
10/1/2011	12/30/2011	32.64	29.23	32.49

1/1/2012	3/30/2012	34.08	32.01	34.08
4/1/2012	6/29/2012	34.77	33.16	34.77

P-17	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
7/1/2012	9/28/2012	36.38	34.63	35.83
10/1/2012	12/31/2012	36.51	34.19	34.90

1/1/2013	3/28/2013	39.77	35.47	39.77
4/1/2013	6/28/2013	42.14	39.17	39.67
7/1/2013	9/30/2013	41.80	39.23	39.80
10/1/2013	12/31/2013	43.33	39.68	42.98

1/1/2014	3/31/2014	43.06	39.88	43.06
4/1/2014	6/30/2014	45.67	42.75	44.62
7/1/2014	9/30/2014	45.61	43.14	45.11
10/1/2014	12/31/2014	49.46	44.09	48.49

1/1/2015	3/31/2015	50.21	47.95	48.74
4/1/2015	6/30/2015	49.75	47.57	47.60
7/1/2015	9/30/2015	50.82	45.70	47.19
10/1/2015	1/6/2016	51.26	47.19	50.00

P-18	RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to a Basket of Exchange Traded Funds Due January 20, 2017
SUPPLEMENTAL PLAN OF DISTRIBUTION
We expect that delivery of the Notes will be made against payment for the Notes on or about January 20, 2016, which is the third business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-19	RBC Capital Markets, LLC